Exhibit 99.1

BMB MUNAI, INC. ENTERS AGREEMENT TO
AMEND NOTE REDEMPTION TERMS

SALT LAKE CITY, UT – June 11, 2010 - BMB Munai, Inc. (NYSE Amex:  KAZ) today announced that in connection with its efforts to restructure its U.S. $60,000,000 aggregate principal amount of 5.0% Convertible Senior Notes due 2012 issued in 2007 (the “Notes”), it has entered into Supplemental Indenture No. 1 with The Bank of New York Mellon as trustee for the holders of the Notes.

Pursuant to the terms of the original Indenture, the Noteholders had the right to redeem the Notes on July 13, 2010 by delivering notice on or prior to June 13, 2010.  The parties entered into the Supplemental Indenture that will allow additional time to negotiate a restructuring of the Notes.  The Supplemental Indenture grants the Noteholders an additional right to require redemption of the Notes upon two days notice any time after June 13, 2010 but on or before September 13, 2010.

In exchange for the additional redemption right, the Noteholders separately agreed they will not exercise any redemption right prior to September 1, 2010, except in certain circumstances.  The Noteholders also separately agreed to waive existing defaults under the Indenture until the earlier of September 1, 2010 or the date they may exercise the new redemption right.

For a more detailed description of the terms and conditions of the Supplemental Indenture and related information, please refer to the Current Report on Form 8-K of the Company filed with the United States Securities and Exchange Commission on June 11, 2010.

NYSE Amex has neither approved nor disapproved of the contents of this press release.

Contacts:
In the US: Adam R. Cook, Corporate Secretary
(801) 355-2227, E-mail: USoffice@bmbmunai.com
In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations
+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

This release contains “forward-looking” statements regarding BMB Munai’s negotiations with its Noteholders regarding a restructuring of the Notes, as discussed above.   Such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and BMB Munai assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.